Exhibit 99.1

Hawthorn Bancshares Announces Third Quarter Earnings

Jefferson City, Mo. — November 9, 2016 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the third quarter ended September 30, 2016.

Net income for the current quarter was $1.9 million, or $0.33 per diluted share, compared to $1.4 million, or $0.25 per diluted share, for the linked quarter ended June 30, 2016 and $2.5 million, or $0.45 per diluted share, for the quarter ended September 30, 2015.  For the nine months ended September 30, 2016, net income was $5.3 million, or $0.94 per diluted share, compared to $6.6 million, or $1.17 per diluted share, for the nine months ended September 30, 2015.

The return on average common equity was 8.09% and the return on average assets was 0.59% for the third quarter ended September 30, 2016, compared to 6.26% and 0.46%, respectively, for the linked quarter ended June 30, 2016, and 11.09% and 0.84%, respectively, for the third quarter ended September 30, 2015. For the current year, return on average common equity was 7.78% and the return on average assets was 0.57% compared to 10.55% and 0.74% for the prior year-to-date, respectively.

Commenting on earnings performance, Chairman David T. Turner said, “Hawthorn reported improved earnings for the current quarter compared to the linked quarter, but lower earnings compared to the prior year quarter.  The increase from the linked quarter ended June 30, 2016 was primarily due to higher net interest income coupled with reduced operating costs.  The decrease from the prior year quarter was primarily driven by continued net interest margin contraction coupled with an increased loan loss provision mostly driven by loan growth.  Compared to the linked quarter ended June 30, 2016, we continued to experience loan growth with gross loans increasing by approximately $25 million, or 2.7%, and compared to the prior year quarter ended September 30, 2015, loans increased $68 million, or 7.8%. This loan growth contributed to net interest income remaining strong in spite of a continued tight interest rate environment putting continued pressure on our net interest margin.  While the yield on our investment securities continues to fall due to higher yielding securities being replaced with current lower market yields, our net interest margin only decreased 5 basis points from the linked quarter to 3.44% for the current quarter. Due to continued loan growth and based upon our analysis of the risks in the loan portfolio, the company recorded a provision for loan losses of $300,000 during the current quarter compared to $425,000 recorded for the linked quarter and no provision for the prior year quarter.  Non-interest income increased $176,000 from the linked quarter primarily due to improved results from our residential mortgage lending operations which includes real estate servicing fees, net and gain on sale of mortgage loans, net.  Compared to the prior year quarter, non-interest income was down $211,000 mostly due to lower results from our residential mortgage lending operations partially offset by securities gains recognized in the current quarter. Non-interest expense of $9.1 million was lower than the linked quarter by $268,000, or 2.9%, and higher than the prior year quarter by $108,000, or 1.2%.”

Net Interest Income

Net interest income increased by $0.1 million, or 1.8%, from $10.0 million for the linked quarter to $10.1 million for the current quarter ended September 30, 2016 and was lower than the prior year quarter by $0.4 million, or 3.9%. Average loans increased $34.4 million, or 3.8%, from the linked quarter and $35.1 million, or 4.1%, from the prior year quarter. The net interest margin of 3.44% for the current quarter decreased 5 basis points from the linked quarter and decreased 34 basis points from the prior year quarter ended September 30, 2015.  For the nine months ended September 30, 2016, the net interest margin decreased 24 basis points from the prior year-to-date to 3.47%

Non-Interest Income and Expense

Non-interest income for the quarter ended September 30, 2016 was $2.1 million compared to $1.9 million for the linked quarter ended June 30, 2016 and $2.3 million for the prior year quarter ended September 30, 2015.  The $0.2 million increase from the linked quarter was primarily due to increased real estate servicing fees, net and gain on sale of mortgage loans, net.  The $0.2 million decrease from the prior year quarter was primarily due to a $0.2 million decrease in combined real estate service fees, net and gain on sale of mortgage loans, net resulting from reduced market demand partially offset by $0.1 million of investment securities gains recognized in the current quarter.

Non-interest expense was $9.1 million for the quarter ended September 30, 2016 compared to $9.4 million for the linked quarter, and $9.0 million for the prior year quarter ended September 30, 2015. The $0.3 million decrease from the linked quarter primarily resulted from lower salaries and benefits expenses. The $0.1 million increase from the prior year quarter was mostly due to increased real estate foreclosure expense, net due to gains recognized on sales of foreclosed property in the prior year quarter.

Allowance for Loan Losses

The Company’s level of non-performing loans was 0.98% of total loans at September 30, 2016, compared to 1.02% at June 30, 2016 and 1.66% at September 30, 2015. During the quarter ended September 30, 2016, the Company recorded net charge-offs of $222,000, or 0.02% of average loans compared to net recoveries of $336,000 for the quarter ended June 30, 2016 and net charge-offs of $740,000, or 0.08% of average loans for the quarter ended September 30, 2015.  The allowance for loan losses at September 30, 2016 was $9.5 million, or 1.00% of outstanding loans, 101.80% of non-performing loans and 259.59% of nonperforming loans when excluding accruing TDR’s. At December 31, 2015, the allowance for loan losses was $8.6 million, or 0.99% of outstanding loans, 83.75% of non-performing loans and 194.48% of nonperforming loans when excluding accruing TDR’s. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of September 30, 2016.

Financial Condition

Comparing September 30, 2016 balances with December 31, 2015, total assets increased $76.8 million to $1.3 billion. Asset growth occurred primarily in gross loans which increased $82.7 million, or 9.6%. Total deposits increased $70.8 million to $1.0 billion and FHLB advances increased $29.0 million to $79.0 million, while federal funds purchased and securities sold under agreements to repurchase decreased $28.3 million to $28.5 million at September 30, 2016. During the same period, stockholders’ equity increased 6.3% to $92.8 million, or 7.26% of total assets. The total risk based capital ratio of 14.11% and the leverage ratio of 9.86% at September 30, 2016 far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

[Tables follow]

Statement of income information:	September 30,	June 30,	September 30,
	2016	2016	2015
Total interest income	$11,606	$11,350	$11,829
Total interest expense	1,459	1,379	1,271
Net interest income	10,147	9,971	10,558
Provision for loan losses	300	425	0
Noninterest income	2,125	1,949	2,336
Noninterest expense	9,085	9,353	8,977
Pre-tax income	2,887	2,142	3,917
Income taxes	1,003	730	1,378
Net income	$1,884	$1,412	$2,539
Earnings per share:
Basic:	$0.33	$0.25	$0.45
Diluted:	$0.33	$0.25	$0.45

	For the Nine Months Ended
Statement of income information:	September 30,	September 30,
	2016	2015
Total interest income	$34,133	$34,241
Total interest expense	4,167	3,721
Net interest income	29,966	30,520
Provision for loan losses	975	250
Noninterest income	6,522	6,785
Noninterest expense	27,522	26,953
Pre-tax income	7,991	10,102
Income taxes	2,697	3,497
Net income	$5,294	$6,605
Earnings per share:
Basic:	$0.94	$1.17
Diluted:	$0.94	$1.17

Key financial ratios:	September 30,	June 30,	September 30,	December 31,
	2016	2016	2015	2015
Return on average assets (YTD)	0.57%	0.56%	0.74%	0.72%
Return on average common equity (YTD)	7.78%	7.62%	10.55%	10.14%

	September 30,	June 30,	September 30,	December 31,
	2016	2016	2015	2015
Allowance for loan losses to total loans	1.00%	1.02%	1.05%	0.99%
Nonperforming loans to total loans	0.98%	1.02%	1.66%	1.19%
Nonperforming assets to loans
and foreclosed assets	2.47%	2.98%	3.32%	2.98%
Allowance for loan losses to
nonperforming loans	101.80%	99.37%	63.51%	83.75%
Allowance for loan losses to nonperforming
loans - excluding performing TDRs	259.59%	257.03%	99.36%	194.48%

Balance sheet information:	September 30,	June 30,	September 30,	December 31,
	2016	2016	2015	2015
Loans, net of allowance for loan losses	$938,301	$913,550	$870,228	$856,476
Investment securities	231,064	244,194	253,487	243,091
Total assets	1,277,719	1,265,724	1,227,624	1,200,921
Deposits	1,018,031	1,005,241	972,168	947,197
Total stockholders’ equity	92,788	91,741	87,073	87,286

Book value per share	$16.44	$16.24	$15.38	$15.42
Market price per share	$15.25	$13.79	$13.43	$15.14

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:                 Bruce Phelps
                                Chief Financial Officer
TEL: 573.761.6100   FAX: 573.761.6272
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.